SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   Form N-8A

                        NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(a) OF THE
                       INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  CAPITAL WORLD OPPORTUNITIES FUND, INC.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

333 South Hope Street
Los Angeles, CA  90071

Telephone Number (including area code):

213/486-9200

Name and Address of Agent for Service of Process:

Michael J. Downer, Esq.
Counsel
Capital Research and Management Company
333 South Hope Street
Los Angeles, CA  90071

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                              YES x          NO __

                                   SIGNATURES

 Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Los Angeles, State of California, on the 16th day of November, 1998.

Signature:

CAPITAL WORLD OPPORTUNITIES FUND, INC.
(Name of Registrant)

By:  /s/ Michael J. Downer
     Michael J. Downer, Director

Attest:  /s/ Michele Y. Yang
         Michele Y. Yang, Director

   As filed with the Securities and Exchange Commission on November 16, 1998